FILE NO. 70-9685

                                  July 6, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                 AMENDMENT NO. 2
                                       TO
                                    FORM U-1

            APPLICATION FOR AN EXEMPTIVE ORDER UNDER SECTION 2(A)(7)
                OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
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                               The AES Corporation
                             1001 North 19th Street
                               Arlington, VA 22209

               (Name of company filing this statement and address
                        of principal executive offices)
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                               William R. Luraschi
                          General Counsel and Secretary
                               The AES Corporation
                             1001 North 19th Street
                               Arlington, VA 22209

                     (Name and address of agent for service)
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             The Commission is also requested to send copies of any
               communications in connection with this matter to:

Clifford M. Naeve, Esq.
Judith A. Center, Esq.
Paul B. Silverman, Esq.
William C. Weeden
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, D.C. 20005

              Application For Exemptive Order Under Section 2(a)(7)
                of the Public Utility Holding Company Act of 1935

        The AES Corporation hereby amends its application to the Securities and Exchange Commission for an order under Section 2(a)(7)(B) of the Public Utility Holding Company Act of 1935 declaring that, under the circumstances described therein, AES is not a holding company under Section 2(a)(7)(A) with respect to C.A. La Electricidad de Caracas, Corporacion EDC, C.A., and Florida Public Utilities Co. by withdrawing this application in its entirety.

                                    SIGNATURE

        Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned Applicant has duly caused this pre-effective Amendment No. 2 to its Application/Declaration on Form U-1 to be signed on its behalf by the undersigned thereunto duly authorized.

THE AES CORPORATION:



By:  /s/  Paul Hanrahan
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Name:   Paul Hanrahan

Title:  Senior Vice President

Date:   July 6, 2000